EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-279769, 333-280802, 333-269425, 333-264882) on Form S-3 and S-8 of our reports dated February 27, 2026, with respect to the consolidated financial statements of Ridgepost Capital, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2026